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EXHIBIT 4.3

                                PARENT GUARANTEE

                   GUARANTEE, dated as of December 30, 2002 by Gilat Satellite Networks Ltd. ("Guarantor") in favor of SES Americom Colorado, Inc. (hereinafter called the "Beneficiary").

     1. GUARANTEE. In consideration of and to induce Beneficiary to enter into the Umbrella Agreement # 2 (the "Agreement") with Spacenet Inc. (the "Company"), dated the same date as this Guarantee, modifying certain satellite transponder service agreements, the Guarantor unconditionally and irrevocably guarantees to the Beneficiary, its successors, endorsees and assigns, the prompt payment when due of (i) all Company obligations incurred or arising in 2003 under the AMC-6 Satellite Transponder Service Agreement effective 25 March 2002, as amended to date and by the Agreement, and (ii) repayment of the $3.4 million described in Section 3 of the Agreement (collectively, the "Obligations").

     2. NATURE OF GUARANTEE. The Guarantor's obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral for such Obligations. The Beneficiary shall not be obligated to file any claim relating to the Obligations owing to it in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of the Beneficiary to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to the Beneficiary in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made. Guarantor's obligations hereunder are contingent upon Beneficiary providing simultaneous notice to Guarantor at 21 Yegia Kapayim Street, Kiryat Aryeh, Petah Tikva, 49130 Israel, Attn: Yoav Leibovitch, in each instance in which Beneficiary provides notice to Spacenet in connection with the Obligations referenced above. The Guarantor reserves the right to assert defenses which the Company may have to payment of any Obligation other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby.

     3. CONSENTS, WAIVERS AND RENEWALS. The Guarantor agrees that the Beneficiary and the Company may, without prior written consent of the Guarantor, mutually agree to modify the Obligations or any agreement between the Beneficiary and the Company, without in any way impairing or affecting this Guarantee. The Guarantor agrees that Beneficiary may resort to the Guarantor for payment of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations. The Guarantor hereby waives (i) notice of acceptance of this Guarantee; (ii) presentment, protest and notice of protest or dishonor of any of the indebtedness hereby guaranteed; and (iii) any and all legal requirements that Beneficiary shall institute legal action against the Company with respect to the Agreement as a condition precedent to bringing any action against the Guarantor. No invalidity, irregularity or unenforceability of all or any part of the Agreement and no waiver, modification, extension, forbearance or delay on the part of Beneficiary with respect to the enforcement of the Agreement shall operate to release or be deemed a legal or equitable defense to the obligations of the Guarantor under this Guarantee.

     4. TERMINATION, GOVERNING LAW. This Guarantee, which is binding on the Guarantor's successors and assigns, is a guarantee of payment and not of collection and shall be construed in accordance with the laws of the State of New York, excluding its conflict of laws rules. It is a continuing guarantee, which shall remain in force until full and final payment of all of the Obligations of the Company to the Beneficiary guaranteed hereby.

         GILAT SATELLITE NETWORKS LTD.

         Signature:
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         Name:
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         Title:
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